TERMINATION AGREEMENT


     This Termination Agreement ("Agreement") is made and entered into as of the 31st day of January, 1997 by and among Amerihost Properties, Inc. (the "Company"), Urban 2000 Corp., a Delaware corporation ("Urban") and H. Andrew Torchia ("Torchia").

     WHEREAS, on January 1, 1994, the Company and Urban entered into a Consulting Agreement (the "Consulting Agreement"), pursuant to which Urban has provided consulting services to the Company;

     WHEREAS, Torchia is a principal and a controlling shareholder of Urban;

     WHEREAS, Torchia is currently the Chairman of the Company's Board of Directors and has served as a director and officer of various subsidiaries of the Company;

     WHEREAS, effective as of the date hereof, Urban and the Company each desire to terminate the Consulting Agreement and settle fully and finally all matters relating thereto;

     WHEREAS, Torchia and the Company desire that Torchia shall continue to serve as a director of the Company and as the Chairman of the Company's Board of Directors, and as a director and Chairman of the Board of Directors of various subsidiaries of the Company, subject to the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties agree as follows:

          1. Payments. In connection with the termination of the Consulting Agreement and any agreements and understandings relating to Torchia's employment by, and service as a director to, the subsidiaries of the Company, and in lieu of all other amounts to which Urban or Torchia may be entitled, the Company hereby agrees to make the following payments to Urban on the terms provided herein:

          (a) the Company shall pay to Urban an amount equal to $1,147,266, by wire transfer to an account designated by Urban;

          (b) the Company shall pay to Urban an amount equal to $125,350, representing commissions owed by the Company to Urban with respect to transactions closed and funded prior to the date hereof;

          (c) in the event that the currently pending Whitewater, Wisconsin transaction ("Whitewater") is signed and funded by Benenson, the Company's joint venture partner, on or before April 29, 1997, the Company will pay to Urban an amount equal to $90,575, representing Urban's commissions and a residual buyout relating thereto; provided, however, that in the event that Whitewater is not closed and funded by Benenson on or before April 29, 1997, no commission or additional payment will be due to Urban; provided, further, however, that if the Company consummates Whitewater as a wholly-owned hotel or as a joint venture with a different joint partner identified by the Company, in which case the Company will pay to Urban an amount equal to $25,000, representing Urban's commissions relating thereto (there being no residual buyout payment due);

          (d) the amount, if any, to be paid pursuant to Section 1(c) shall be paid to Urban by wire transfer to Urban's account as designated under
     Section 1(a) hereof or to such other account as otherwise directed by Torchia within ten (10) days following the closing of the applicable transaction.

          2. Termination of Consulting Agreement. Urban and the Company hereby agree that, as of the date hereof, the Consulting Agreement, and any other agreements and understandings relating to Urban's provisions of consulting or other services to the Company, or the Company's providing assets or services to Urban, shall be and hereby are terminated.

          3. Return of Company Property. As soon as practicable on or following the date hereof, Urban shall return to the Company all items belonging to the Company, including, without limitation, all records and other documents obtained by it or entrusted to it during the course of the Consulting Agreement.

          4. Torchia's Position With the Company. Provided that Torchia (i) continues to beneficially own at least 50% of the shares of the Company's stock which he presently owns, either directly or indirectly, and (ii) does not become employed by, serve as an officer or director of, provide assets or services to, or own a 5% or greater interest in, any business or company that is in direct conflict with the business of the Company, the intent of the parties is that Torchia shall be nominated for election to the Board of Directors at the Company's annual stockholder meetings in 1997, 1998 and 1999, and to cause Torchia to maintain his position as the Chairman of the Company's Board of Directors for a minimum of one year from the date hereof. The Company shall continue to provide to Torchia health, disability and life insurance on the basis provided to other officers of the Company for as long as Torchia is the Chairman of the Company's Board of Directors.


          5.  Confidential Information.

          (a) Urban hereby acknowledges that during the term of the Consulting Agreement and through Urban's relationships with the Company and its subsidiaries and affiliates, Urban has had access to certain confidential information, including, but not limited to, know-how, processes, technology, trade secrets, and the like concerning the business, customers, suppliers and relationships of the Company which are not generally known outside the Company ("Confidential Information"). Confidential Information shall not include any of the above information which has become publicly known other than through a breach of this Agreement or through a breach of another party's obligation of confidentiality to the Company.

          (b) Urban further acknowledges that the Confidential Information is of great value to the Company and if misused by Urban or allowed to be used by Urban for or on behalf of a competitor of the Company would cause the Company irreparable loss and damage, the extent of which will be substantial but may not be readily capable of determination.

          (c) Accordingly, Urban agrees to not, without prior written consent of the Company, directly or indirectly, use, divulge or make accessible to any person any Confidential Information at any time, except as may be required by law or regulation, or in response to a request or demand of a governmental agency or self-regulatory organization.

          6. Release. Each of Urban and Torchia, on behalf of itself or himself and any and all of his heirs, executors or administrators, and any and all of its or his agents, representatives and assigns on one hand, and the Company, on behalf of itself and any and all of its agents, representatives and assigns on the other, hereby voluntarily and knowingly forever releases, waives and discharges the other, its successors, assigns, affiliates, directors, officers, employees, agents and representatives, from any and all claims, controversies, actions, causes of action, demands, debts, liens, contracts, agreements, promises, representations, torts, damages, costs, attorney's fees, monies due or accounts, obligations, judgments or liabilities of any nature whatsoever in law or equity, whether or not now or heretofore known, suspected or claimed, arising out of or otherwise related to the Consulting Agreement or Torchia's employment by the Company or subsidiaries or affiliates of the Company, if any, or the termination thereof, except for (i) claims arising out of Torchia's status as a shareholder of the Company after the date of this Agreement and (ii) the obligations set forth in this Agreement. Each of Urban and Torchia, on the one hand, and the Company, on the other, further agrees not to voluntarily aid or abet any individual asserting a claim against the other or threatening or instituting a charge or lawsuit against the other with respect to such subject matter. Each party hereto acknowledges and agrees that this release is an essential and material term of the Agreement and that without such release no agreement would have been reached by the parties hereto.

          7. Acknowledgment. Each of Urban and Torchia acknowledges that it or he has carefully read this Agreement and fully understands all of the provisions contained herein, and that it or he knowingly, voluntarily, and willfully enters into this Agreement.

          8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

               (i)  if to the Company, to:

                    President
                    Amerihost Properties, Inc.
                    2400 East Devon Avenue
                    Suite 280
                    Des Plaines, IL  60018

                    with a copy to:

                    Helen R. Friedli, P.C.
                    McDermott, Will & Emery
                    227 W. Monroe Street
                    Chicago, IL  60606

               (ii)  if to Urban or Torchia to:

                    Urban 2000 Corp.
                    2400 East Devon Avenue
                    Suite 204
                    Des Plaines, IL  60018


          Any party may change its address for notice hereunder by notice to the other party hereto.

          9. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

          10. Amendments and Waivers. This Agreement may be amended, superseded, cancelled or renewed, and the terms and conditions hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          11. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

          12. Successors. This Agreement shall not be assignable by any party without the prior written consent of the other parties otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon Torchia's legal representatives and Urban's successors and assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          13. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                          * * * * * * * * * * * * * * *

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


TORCHIA                            URBAN 2000 CORP.



                                   By:

H. Andrew Torchia                       H. Andrew Torchia
                                        President


                                   AMERIHOST PROPERTIES, INC.



                                   By:

                                        Michael P. Holtz
                                        President and Chief Executive Officer